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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 29, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LA QUINTA PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

95-3520818
(I.R.S. Employer Identification Number)

909 Hidden Ridge, Suite 600
Irving, Texas 75038
(214) 492-6600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Sandra K. Michel, Esq.
Senior Vice President and General Counsel
La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038
(214) 492-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Gilbert G. Menna, P.C.
Scott F. Duggan, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Depositary Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Depositary Shares, each representing a one-tenth interest in one share of 9% Series A Cumulative Redeemable Preferred Stock, par value $.10 per share	1,000,000	$25.50	$25,500,000	$3,230.85

(1)
Plus such additional number of depositary shares ("Depositary Shares") as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization, or other similar event.
(2)
The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933, and was based on the average of the high and low prices for the Depositary Shares on the New York Stock Exchange on March, 24, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 29, 2004

Prospectus

1,000,000 Depositary Shares

Each representing a one-tenth interest in one share of
9% Series A Cumulative Redeemable Preferred Stock

LA QUINTA PROPERTIES, INC.
Depositary Shares

        The selling stockholder identified in this prospectus, and any of her pledgees, donees, transferees or other successors in interest, may offer to sell, from time to time, up to an aggregate of 1,000,000 depositary shares, each representing a one-tenth interest in one share of 9% Series A Cumulative Redeemable Preferred Stock, par value $.10 per share, of La Quinta Properties, Inc. We refer to these depositary shares in this prospectus as the Depositary Shares and to the 9% Series A Cumulative Redeemable Preferred Stock as the Series A Preferred Stock. The liquidation preference of each share of Series A Preferred Stock is $250 (representing $25 per Depositary Share).

        The selling stockholder may sell the Depositary Shares in one or more transactions of the type described elsewhere in this prospectus under the heading "Plan of Distribution."

        We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the Depositary Shares. We will not receive any proceeds from the selling stockholder's sale of the Depositary Shares, but we are bearing the expenses of registration of the Depositary Shares under federal and state securities laws, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder.

        The Depositary Shares are listed on the New York Stock Exchange under the symbol "LQIPR."

        Investing in the Depositary Shares offered hereby involves certain risks. See "Risk Factors" beginning on page 7 of this prospectus.

The date of this prospectus is                        , 2004

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
ABOUT THE LA QUINTA COMPANIES
DESCRIPTION OF SERIES A PREFERRED STOCK AND DEPOSITARY SHARES
USE OF PROCEEDS
MARKET FOR DEPOSITARY SHARES
FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT
THE SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

Explanatory Note

        Except as otherwise indicated, when used in this prospectus, the term "LQ Properties" refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by LQ Properties and the term "LQ Corporation" refers to collectively La Quinta Corporation and those entities owned or controlled by LQ Corporation (but excluding La Quinta Properties, Inc.). References to "we," "us," "our," "the companies," "the La Quinta Companies," "La Quinta" or similar expressions in this prospectus refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable periods, considered as a single enterprise. The term "Depositary Shares" means the depositary shares, each representing a one-tenth interest in one share of the Series A Preferred Stock. The term "Series A Preferred Stock" means the 9% Series A Cumulative Redeemable Preferred Stock, par value $.10 per share, of LQ Properties.

ABOUT THIS PROSPECTUS

        The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus incorporates important business and financial information about LQ Properties and its controlling stockholder LQ Corporation that is not included in or delivered with this prospectus. LQ Corporation is not an issuer of, or otherwise obligated in any way with respect to the obligations arising under, the Depositary Shares or the Series A Preferred Stock.

        You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission (the "SEC") allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents:

  •
  Our joint annual report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 15, 2004;

  •
  Our joint current report on Form 8-K, filed on January 27, 2004; and

  •
  Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of the initial registration statement of which this prospectus is a part and until the selling stockholder sells all of the Depositary Shares.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

        This prospectus is part of a registration statement we filed with the SEC relating to these securities. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you. You may refer to the registration statement and the exhibits for more information about us and our securities. As permitted by the SEC, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits we filed with the SEC. The registration statement and exhibits are available through the SEC's web site.

        You should rely on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website on the Internet at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the New York Stock Exchange because our common stock is listed on the New York Stock Exchange.

        We maintain a website on the Internet at www.LQ.com. We make available, free of charge, on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The information on our website is not part of or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

        This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in the Depositary Shares.

About The La Quinta Companies

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. La Quinta provides clean and comfortable guest rooms at affordable prices in convenient locations. As of December 31, 2003, La Quinta's system of owned and franchised hotels contained 372 La Quinta Inns® and La Quinta Inn & Suites®, representing approximately 45,000 rooms in 33 states, of which 201 La Quinta Inns and 75 La Quinta Inn & Suites, representing approximately 36,000 rooms in 28 states, are owned by La Quinta.

Our Structure

        LQ Properties is a controlled subsidiary of LQ Corporation and is a self-administered real estate investment trust, or REIT, that was incorporated in the State of Delaware on August 23, 1979. All of our company-owned hotels are owned by LQ Properties (or one or more of its direct and indirect subsidiaries) other than two La Quinta Inn & Suites that are owned by a subsidiary of LQ Corporation and two La Quinta Inns that are owned by joint ventures in which subsidiaries of LQ Corporation own a controlling interest and operate these hotels. Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, our hotel properties are leased to LQ Corporation.

        LQ Properties principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, and our telephone number is (214) 492-6600. Our Internet Site address is www.LQ.com. The information on our website does not constitute a part of, nor is it incorporated by reference into, this prospectus.

        Additional information regarding The La Quinta Companies, including LQ Properties audited financial statements, is contained in the documents incorporated by reference. See "Where You Can Find More Information" on page 4.

Series A Preferred Stock Constitutes an Equity Interest only in LQ Properties

        LQ Properties is a real estate investment trust that is controlled by LQ Corporation. LQ Properties' class B common stock may be issued and transferred only together with an equal number of shares of the common stock of LQ Corporation. The common stock of LQ Corporation and the class B common stock of LQ Properties are attached and are listed and trade as a single unit on the New York Stock Exchange under the symbol "LQI."

        The Series A Preferred Stock has been issued exclusively by LQ Properties and constitutes an equity interest only in LQ Properties. The Series A Preferred Stock and Depositary Shares do not constitute an equity interest in, and will not otherwise be an obligation of, LQ Corporation. The Series A Preferred Stock and the Depositary Shares are not paired with any capital stock of LQ Corporation.

        In that regard, this prospectus and the documents incorporated or deemed to be incorporated by reference herein include historical and pro forma financial statements and other information concerning LQ Properties as well as LQ Corporation and the combined La Quinta Companies. Although LQ Properties believes that prospective investors should carefully evaluate all such information in making their investment decision, prospective investors are reminded that LQ

Corporation will have no obligation whatsoever with respect to the Series A Preferred Stock or the Depositary Shares offered hereby.

LQ Corporation

        LQ Corporation is not an issuer of, or otherwise obligated in any way with respect to the obligations arising under, the Depositary Shares or the Series A Preferred Stock.

About The Offering

        This prospectus relates to up to 1,000,000 Depositary Shares that may be offered for sale, from time to time, by the selling stockholder named herein. Registration of the Depositary Shares does not necessarily mean that all or any portion of the Depositary Shares covered by this prospectus will be offered for sale by the selling stockholder. The Series A Preferred Stock and the Depositary Shares are subject to certain ownership limitations and restrictions on transfer. For important information concerning these ownership limitations and restrictions on transfer see "Description of Series A Preferred Stock and Depositary Shares—Limits on Ownership of Stock and Restrictions on Transfer."

        We have agreed to bear the expenses of registration of the Depositary Shares under federal and state securities laws, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder, but we will not receive any proceeds from the sale of any Depositary Shares under this prospectus.

RISK FACTORS

        You should carefully consider the following risks before investing in the Depositary Shares. You should also refer to and consider all of the information included in or incorporated by reference into this prospectus. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 21 of this prospectus.

Risks Associated with our Industry

Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business.

        Our economic performance, and consequently the value of our securities, are subject to the risk that if our hotel properties do not generate revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow will be adversely affected. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties, including:

  •
  changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

  •
  weather conditions;

  •
  competition from comparable hotels, many of which have greater marketing and financial resources than us;

  •
  the desirability of particular locations;

  •
  the quality, philosophy and performance of our lodging facility managers and supervisors;

  •
  changes in product preferences;

  •
  decreases in the demand for our lodging facilities as a result of technological developments;

  •
  availability of qualified labor;

  •
  changes in room rates to meet market conditions or to stimulate demand;

  •
  increases in our operating costs;

  •
  capability of our management information systems;

  •
  the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

  •
  sudden changes in travel patterns caused by factors such as terrorist attacks and United States military action;

  •
  increases in travel expenses that reduce business and leisure travel; and

  •
  fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

The political and economic climate and other world events affecting safety and security could adversely affect lodging demand and could harm our future revenues and profitability.

        Lodging demand has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel and the international political climate. The military action against Iraq and its aftermath, events such as the terrorist attacks in the United States on September 11, 2001 and the threat of additional attacks, and the resulting political instability and concerns over safety and security aspects of traveling have had a significant adverse impact on lodging demand and may continue to do so in the future. Economic or political changes that reduce disposable income or consumer or business confidence may affect demand for hotel rooms, which in many cases are discretionary purchases. Decreases in lodging demand could lead to price discounting that, in turn, could reduce our revenues and the profitability of our business.

We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.

        Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels have lowered their rates to a level comparable to those of limited service hotels such as ours that, in turn, has further increased competitive pressure in our markets. In the future, competing hotels may provide greater competition for guests than currently exists in our markets and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

Our business and operations are subject to extensive legislation and other governmental regulation, which could result in increased operating costs and reduce our earnings.

        Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.

        We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Exchange Act reporting requirements and New York Stock Exchange regulations. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations to and capital expenditures for our hotel properties, including the removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will affect our cash flow and results from operations.

We may utilize joint venture partnerships, which we may have limited control over, for hotel acquisitions and/or development.

        We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures that are consolidated with our financial statements. Our share of the aggregate revenue of these two joint ventures for the years ended December 31, 2003 and 2002 was approximately $2,000,000 during each year. Furthermore, at December 31, 2003 and 2002, our share of the assets held by these two joint ventures aggregated approximately $8,000,000. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

  •
  our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

  •
  our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

  •
  our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.

        All of the foregoing could diminish our market share and reduce our earnings.

        Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on us.

        We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the ordinary course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts, which may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance and are causing the cost of insurance to increase. We may not be able to obtain or renew insurance policies or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible for us to use insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.

        In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.

Risks Related to Our Business

Our hotel properties are geographically concentrated, which exposes our business to the effects of geographically oriented events and occurrences.

        Our hotels are concentrated in the western and southern regions of the United States. Specifically, at December 31, 2003, approximately 38% of our owned rooms are located in ten geographic markets. These ten markets are: Dallas/Ft. Worth; Houston; San Antonio; Denver; Austin; New Orleans; Phoenix; Miami/Ft. Lauderdale; Orlando; and Atlanta. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in these regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors' properties in these markets and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotel properties are subject to the effects of adverse weather conditions, such as hurricanes and tornados, which have, in the past, caused damage, such as flooding, to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

We may be unsuccessful in increasing our cash flow from our company-owned hotels.

        We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company-owned hotels due to the following factors:

  •
  we may be unsuccessful in controlling costs;

  •
  demand may not increase for our hotel rooms;

  •
  we may not be successful in attracting new corporate business and leisure customers; and

  •
  our marketing and sales efforts may not result in increasing our revenue per available room or RevPAR.

        All of these factors could impede our strategies to increase our cash flow, which could increase our operating costs and could reduce our earnings.

We must successfully compete for franchisees or our franchising program will not develop into a meaningful component of our business.

        We may not be successful in our strategy of increasing our revenues through the growth of our franchising program. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the franchising program in the fall of 2000. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising program and develop it into a long-term meaningful component of our business that increases our revenues. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise program, it could diminish our market share and reduce our earnings.

Our franchising program depends upon third-party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control over the use of the La Quinta brand.

        The success of our franchise program is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

  •
  timely payment of royalties and other fees;

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  ongoing capital expenditures and maintenance; and

  •
  proper usage and protection of the La Quinta brand and related trademarks.

        In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third-party franchisees may not appropriately use and protect our La Quinta brand, which may decrease its value or expose it to legal challenges.

Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.

        Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

  •
  we may be unable to proceed with the development and redevelopment of properties if we cannot obtain financing upon terms that are favorable to us or at all;

  •
  we might not find appropriate, strategically located properties at commercially reasonable prices;

  •
  our redevelopment efforts may not produce the desired operating results;

  •
  developed properties may not meet stipulated minimum returns; and

  •
  we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.

        In addition, we may from time to time experience shortages of materials or qualified trades people or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenue and increased costs.

        Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenue. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.

        We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to accept more risk than we choose to manage, including risks of a company's creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands.

        We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results, as they would generally be expensed in the time period during which they are incurred. In addition, our management's attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

If we make any acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

        If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles.

Currently, however, we are not a party to any definitive acquisition agreements. If we pursue any acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or impairment expenses related to goodwill and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.

        Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations. This can increase our operating costs that, in turn, could reduce our earnings.

We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies.

        Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of Francis W. Cash, our President and Chief Executive Officer, and of the other members of our senior management team. Although we have entered into an employment agreement with each of Mr. Cash and the other members of our senior management team, there is no guarantee that Mr. Cash or the other members of our senior management team will remain employed with us. Mr. Cash and our senior management team are particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have approximately 25 years of experience in lodging and lodging-related industries. It could be difficult for us to find replacements for our key personnel, as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the value of our securities.

Changes in market conditions could adversely affect the market price of our securities.

        As with other securities, the value of our securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our securities are the following:

  •
  the extent of investor interest in us;

  •
  the attractiveness of our securities in comparison to other securities, including securities issued by other real estate-based or lodging companies;

  •
  our financial performance; and

  •
  general stock and bond market conditions.

        The market value of our securities is based primarily upon the market's perception of our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and the La Quinta brand, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will decrease.

We are exposed to litigation that could result in considerable financial liabilities and limitations on the use of certain trademarks.

        If we are not successful in defending or reaching a settlement with respect to the litigation currently pending against us, including an intellectual property infringement claim for the use of the trademark "La Quinta," we could be exposed to considerable financial liabilities, significant portions of which may not be recoverable from our insurance providers. With respect to our intellectual property infringement claim, an estimate of the possible range of loss cannot be made. In addition, we are defending claims arising out of alleged misrepresentation in the offering memorandum for our 7.114% Exercisable Put Option Securities pursuant to which the plaintiff sought approximately $15,000,000 plus other potential damages. In June 2003, our motion for summary judgment was granted and the court dismissed in its entirety the plaintiff's case against us. However, the plaintiff has filed an appeal. In November 2003, the parties attended mediation, and although a written settlement agreement has not been entered into by the parties, we anticipate that the ultimate resolution of this matter will not be material to our consolidated financial position or results of operations.

        If the payment of a material sum of money by us were to occur, in connection with any of these material litigation matters, there could be a material adverse effect on our financial condition. Any judgment against us involving intellectual property infringement decisions could also include an injunction prohibiting or limiting the use of our trademarks.

Risks Related to Our Debt

Our substantial indebtedness could adversely affect our financial health.

        We have now and will continue to have a significant amount of indebtedness. On December 31, 2003, we had total indebtedness of approximately $895,154,000. Our substantial indebtedness could have important consequences to holders of our securities. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

Our senior credit facility and other debt agreements contain certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under the facility and, under certain circumstances, could accelerate the amount due under the facility and result in the acceleration of all our outstanding indebtedness.

        We will depend upon our senior credit facility for a portion of our operating funds. This senior credit facility matures in April 2007, subjects us to certain financial covenants, and includes restrictions on our ability to engage in certain activities. Our debt securities also contain financial covenants, restrictions and limitations on our ability to incur indebtedness. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, have had an adverse effect on the lodging business. Accordingly, there is a risk that we may not meet one or more of these financial covenants in the future as a result of these factors. If we violate or fail to comply with any of the financial or other covenants in our senior credit facility or debt securities, there may be a material adverse effect on us. Most notably, we may be unable to borrow additional funds under our senior credit facility and the outstanding debt under our senior credit facility and debt securities could become immediately due. If we do not satisfy a covenant under our senior credit facility, we intend to request a waiver or amendment from our bank group. If the lenders under our senior credit facility do not agree to such a waiver or amendment, an event of default under our senior credit facility would occur and the outstanding debt under our senior credit facility could become immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives. If we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue and operating income.

        We may have to rely on third-party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may not be available on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our stockholders' interests and additional debt financings may further leverage us. If we are unable to access third-party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our future revenue and operating income.

Rising interest rates would increase our interest costs and reduce our earnings.

        We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

If our 7.114% Notes remain outstanding after August 2004, we will incur additional costs.

        If our 7.114% Notes remain outstanding after August 15, 2004, the interest rate on our 7.114% Notes will increase by "a spread amount," as defined in the applicable indenture. Our 7.114% Notes will remain outstanding after August 15, 2004 if a third party (referred to as the Call Holder) exercises its option to purchase the 7.114% Notes for the principal amount of $150,000,000 and we do not exercise our option to repurchase the 7.114% Notes at a price equal to the greater of par or the fair value of the 7.114% Notes. In this case, our 7.114% Notes will remain outstanding at an increased interest rate until their stated maturity of August 15, 2011. The estimated fair value for the repurchase of the 7.114% Notes was approximately $176,500,000 and $172,580,000 at December 31, 2003 and 2002, respectively. Accordingly, if the option to purchase the 7.114% Notes is exercised by the Call Holder, we will incur either additional interest costs above the current 7.114% interest rate or additional costs to repurchase at fair value (as noted above) the 7.114% Notes in August 2004, which could adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations. If the 7.114% Notes remain outstanding after August of 2004, our additional interest costs above the current 7.114% rate will be dependent upon, among other factors, our credit risk as of August 2004 as measured by the interest rate spread between a risk free rate and our interest cost for a comparable maturity. The cost to us to repurchase the 7.114% Notes at fair value in August of 2004 will primarily be determined by the seven year Treasury Rate as of August 2004. Because subsequent events between December of 2003 and August of 2004 may significantly alter our credit risk or the seven year Treasury Rate, no assurance can be given that the cost to us to repurchase the 7.114% Notes or the interest rate we would pay on the 7.114% Notes after August 2004 will not have a material adverse effect on our financial condition.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control.

        Our ability to make debt service payments, refinance our indebtedness and fund planned capital expenditures, marketing, franchising and development activity will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations, or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to repay our indebtedness. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.

We have historically had a deficiency of earnings to combined fixed charges and preferred stock dividends and our earnings and operating cash flows in the future may not be sufficient to cover those combined fixed charges and preferred stock dividends.

        For the years ended December 31, 2003, 2002, 2001 and 2000, LQ Properties' earnings, on a consolidated basis, were insufficient to cover fixed charges by approximately $74,802,000, $5,037,000, $199,794,000 and $288,144,000, respectively. Fixed charges consist of interest expense, including amortization of debt issuance costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense and preferred stock dividends. Certain prior year amounts have been reclassified for TeleMatrix, a non-strategic business that provided telephone equipment and software to the lodging and telecommunications industries, and three company-owned hotels classified as discontinued operations during the year ended December 31, 2003. Our earnings in the future may not be sufficient to cover those fixed charges, including the required interest and principal payments on our indebtedness.

        We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations. However, if we are unable to generate sufficient cash flow to cover our fixed charges or future borrowings under our senior credit facility are not available in an amount sufficient to enable us to cover our fixed charges, we may need to seek additional equity or debt financing or attempt to refinance our existing indebtedness, including our senior credit facility. If we are unable to generate sufficient cash flow to cover our fixed charges and are unable to access third-party sources of capital on terms favorable to us or refinance any of our indebtedness, we may be unable to make the required interest and principal payments on our indebtedness.

Risks Associated With Our Investment in Real Estate

Real estate investments are subject to numerous risks.

        Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

  •
  changes in national economic conditions;

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  changes in local economic conditions and neighborhood characteristics;

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  changes in interest rates;

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  changes in the availability, cost and terms of loans;

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  the impact of present or future environmental legislation and compliance with environmental laws;

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  the ongoing need for capital improvements, particularly in older structures;

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  changes in other operating expenses;

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  increases in the real property taxes that we pay;

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  the failure of our tenants to perform their obligations under their leases;

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  adverse changes in governmental rules and fiscal policies;

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  condemnation and adverse changes in zoning laws;

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  civil unrest, war or terrorist attacks;

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  acts of God, including earthquakes and other natural disasters (that may result in uninsured losses); and

  •
  other factors.

        Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation and/or on-going maintenance work is required. For the year ended December 31, 2003, we expended approximately $33,429,000 in cash for capital improvements related to our lodging properties and we may undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotels to customers. As a result, renovations may increase our expenses and reduce our cash flows and our revenues.

        Furthermore, our other operating expenses are primarily comprised of property taxes and insurance expense. If property taxes increase as a result of changes in tax laws or if insurance premiums increase, then our other operating expenses will also increase.

        We have leasing arrangements with various tenants who operate restaurants on our properties. The terms of these leases vary between one year and over fifteen years and, for the twelve months ended December 31, 2003, the leases generated approximately $5,891,000, or approximately 1% of our total revenues. If these leasing arrangements terminate, there is no guarantee that we will be able to enter into other arrangements on similar terms.

If LQ Corporation, our controlling stockholder, fails to perform its obligations under its lease arrangements with us, or it is unsuccessful in operating our lodging properties, our cash flow and ability to pay dividends on the Depositary Shares may be impaired.

        We are controlled by LQ Corporation and are substantially dependent on LQ Corporation's successful operation of our lodging properties. We receive rental income from various La Quinta entities. In the event LQ Corporation and certain of its subsidiaries are unsuccessful in operating our lodging properties, we may not receive sufficient income from these lodging properties to permit us to pay dividends on the Depositary Shares or to pay our other obligations.

The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.

        Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell hotel properties on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions and adversely affect our ability to generate cash flows.

We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could increase our operating expenses.

        Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.

        Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

  •
  as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

  •
  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

  •
  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

  •
  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

        These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore, we could bear the costs of removing these liens.

The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.

        Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

  •
  properly manage and maintain the asbestos;

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  notify and train those who may come into contact with asbestos; and

  •
  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

        Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could significantly increase our operating costs and reduce our earnings.

The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.

        We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material, however, such cost may substantially increase if we discover mold in our other properties, or if costs related to mold such as legal and insurance expense continue to increase rapidly, which could significantly increase our operating costs and reduce our earnings.

Risks Associated with LQ Properties and its Status as a REIT

Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends.

        If LQ Properties fails to qualify as a REIT for federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Internal Revenue Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If LQ Properties fails to qualify as a REIT, we could face serious tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, the payment of dividends to holders of our securities for each of the years involved, because LQ Properties:

  •
  would not be allowed a deduction for any dividends paid to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

  •
  could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year during that it was disqualified.

LQ Properties is subject to some taxes even if it qualifies as a REIT.

        Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties pays taxes on certain undistributed income and is subject to a 100% tax on net income derived from "prohibited transactions." LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of assets acquired from La Quinta Inns, Inc. as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less than the sum of:

  •
  85% of LQ Properties' ordinary income for that year;

  •
  95% of LQ Properties' capital gain net income for that year; and

  •
  100% of LQ Properties' undistributed income from the prior year.

        Additionally, LQ Properties' income derived from properties located in some states is subject to local taxes.

LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.

        LQ Properties' ability to make distributions to stockholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

Tax legislation could affect the value of LQ Properties' Depositary Shares.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to as the Jobs and Growth Tax Act, generally reduces to 15% the maximum marginal rate of tax payable by domestic non-corporate taxpayers on dividends received from a C corporation. This reduced tax rate does not apply to dividends of ordinary income paid to domestic non-corporate taxpayers by a REIT, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders are still generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, the reductions in the rate at which individuals pay tax on dividend income from C corporations effected by the Jobs and Growth Tax Act may adversely affect the value of the stock of REITs in general or of LQ Properties' Depositary Shares in particular, either in terms of price or relative to other investments. Future tax legislation could also adversely affect the value of LQ Properties' Depositary Shares by reducing the perceived tax advantage of investing in a REIT compared to investing in a C corporation engaged in similar activities.

Risks Relating to an Investment in our Securities

Provisions of our charter and bylaws could inhibit changes in control that could be beneficial to our stockholders.

        Certain provisions of our charter and bylaws may delay or prevent a change in control or other transactions that could provide our stockholders with a premium over the then-prevailing market price of their securities or that might otherwise be in their best interest. In addition to a staggered Board of Directors, our charter generally prohibits ownership, directly, indirectly or beneficially, by any single stockholder of more than 9.9% of our equity stock. We refer to this limitation as the "ownership limit."

Our Board of Directors may waive or modify the ownership limit with respect to one or more persons if it is satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for federal income tax purposes. Shares owned in violation of the ownership limit will be treated as "excess stock" and will be subject to loss of rights to distributions and voting and other penalties. The ownership limit may also have the effect of inhibiting or impeding a change in control. These restrictions on transferability and ownership also will not apply if our Board of Directors determines that it is no longer in the best interest of LQ Properties to attempt to qualify, or to continue to qualify, as a REIT.

There is a possibility that there will be amendments to or elimination of the pairing arrangement, which may, in turn, impact LQ Properties' status as a REIT.

        Each share of Class B common stock of LQ Properties is attached to and trades together with the common stock of LQ Corporation. Under LQ Properties' and LQ Corporation's charters, the respective Boards of Directors may modify or eliminate this pairing arrangement without the consent of its respective stockholders at any time if that Board of Directors no longer deems it in the best interests of LQ Properties and LQ Corporation, as the case may be, for their shares to continue to be attached and trade together. At this time, neither Board of Directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances that the respective Board of Directors might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure. With respect to such determination, the respective Boards of Directors must fulfill at all times its respective fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the respective Board of Directors would terminate the pairing arrangement.

        If LQ Properties and LQ Corporation's Boards of Directors were to terminate the pairing arrangement, LQ Properties' status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which could reduce our earnings.

LQ Properties' Board of Directors could terminate LQ Properties' status as a REIT and LQ Properties' taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.

        LQ Properties' Board of Directors could terminate LQ Properties' status as a REIT without the consent of its stockholders. Under LQ Properties' charter, the Board of Directors of LQ Properties may terminate its REIT status at any time if the Board of Directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code as a REIT. The Board of Directors of LQ Properties has not yet determined the circumstances under which LQ Properties' status as a REIT would be terminated. However, circumstances that the Board of Directors may consider in making such a determination may include, for example:

  •
  the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT; or

  •
  LQ Properties no longer being able to satisfy the REIT requirements.

        With respect to this determination, the Board of Directors must fulfill at all times its fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the Board of Directors would terminate LQ Properties' status as a REIT.

        If LQ Properties' REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties has, as of December 31, 2003, federal net operating loss carryforwards of approximately $178,400,000 that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects," and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.

        We have used forward-looking statements in a number of parts of this prospectus. These forward-looking statements may include statements regarding the intent, belief or current expectations of the companies or their respective directors or officers with respect to the matters discussed in this prospectus. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results, or the timing of events to differ materially from those described in the forward-looking statements.

        We have included a discussion of some of these risks and uncertainties in this prospectus within the section entitled "RISK FACTORS". The risks and uncertainties described within this section include those related to our lodging business, our investments in real estate, our status as a REIT, our capital expenditures and requirements, our corporate structure and our debt and liquidity needs as well as risks and uncertainties related to our industry, the economy, the aftermath of United States military action in Iraq, further terrorist attacks on the United States and global affairs. We have discussed these risks and uncertainties in detail within these sections and encourage you to read them in their entirety in order to understand the risks and uncertainties that can affect our forward-looking statements as well as our business generally.

        Given the risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements that may be made in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

        You should carefully review all of these risk factors, and you should be aware that there may be other factors that could cause such differences.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The ratio of earnings to fixed charges for LQ Properties on a consolidated basis was as follows for each of the periods indicated.

	Year Ended December 31,
	2003(a)	2002(a)	2001(b)	2000(c)	1999
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	deficiency	deficiency	deficiency	deficiency	1.26
(a)
Earnings were inadequate to cover fixed charges by approximately $74,802,000 and $5,037,000 during 2003 and 2002, respectively.

(b)
Earnings were inadequate to cover fixed charges by approximately $199,794,000. During the year ended December 31, 2001, we recorded charges of approximately $255,898,000 related to impairment of certain lodging facilities and healthcare assets and the write off of our paired share intangible asset.

(c)
Earnings were inadequate to cover fixed charges by approximately $288,144,000. During the year ended December 31, 2000, we recorded charges of approximately $368,621,000 related to impairment of certain healthcare assets, a provision for loss on equity securities and a loss on sale of property and equipment and healthcare assets.

        The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of (loss) income before minority interest, income taxes, discontinued operations and cumulative effect of change in accounting principle plus fixed charges and amortization of capitalized interest less capitalized interest and preferred stock dividends. Fixed charges consist of interest expense including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense and preferred stock dividends.

ABOUT THE LA QUINTA COMPANIES

General

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. La Quinta provides clean and comfortable guest rooms at affordable prices in convenient locations. As of December 31, 2003, La Quinta's system of owned and franchised hotels contained 372 La Quinta Inns® and La Quinta Inn & Suites®, representing approximately 45,000 rooms in 33 states, of which 201 La Quinta Inns and 75 La Quinta Inn & Suites, representing approximately 36,000 rooms in 28 states, are owned by La Quinta.

        We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that are generally comparable to those of mid-priced, full service hotels, but at lower average room rates. We believe that by not providing full service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges or room service, that typically carry high fixed costs and low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the high-margin nature of our business of renting clean and comfortable rooms to our guests.

        Our primary focus is the lodging business. Our key strategies include increasing profits from our company-owned hotels, growing our franchising program and selectively investing our available capital to pursue development and redevelopment opportunities and strategic acquisitions to expand our brand offering and/or geographic territory.

Organizational Structure

        La Quinta Properties and its Subsidiaries.    LQ Properties is a controlled subsidiary of LQ Corporation and is a self-administered REIT that was incorporated in the State of Delaware on August 23, 1979. All of our company-owned hotels are owned by LQ Properties (or one or more of its direct and indirect subsidiaries) other than two La Quinta Inn & Suites which are owned by a subsidiary of LQ Corporation and two La Quinta Inns which are owned by joint ventures in which subsidiaries of LQ Corporation own a controlling interest and operate these hotels. Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, our hotel properties are leased to LQ Corporation.

        La Quinta Corporation and its Subsidiaries.    LQ Corporation was incorporated in the State of Delaware on August 23, 1979. LQ Corporation operates and manages hotel properties that it leases from LQ Properties. La Quinta's trademarks are owned by La Quinta Worldwide, LLC (a consolidated subsidiary owned by LQ Properties) and licensed for use by several La Quinta entities, including La Quinta Inns, Inc. and La Quinta Franchising LLC. The common stock of LQ Corporation and the class B common stock of LQ Properties are attached and trade together and may be held or transferred only in units consisting of one LQ Corporation common share and one LQ Properties class B common share.

        LQ Corporation is not an issuer of, or otherwise obligated in any way with respect to the obligations arising under, the Depositary Shares or the Series A Preferred Stock.

Additional Information

        For a more complete description of our business and properties, you should refer to our joint annual report on Form 10-K for our fiscal year ending December 31, 2003, our most recently completed fiscal year as of the date of this prospectus.

DESCRIPTION OF SERIES A PREFERRED STOCK AND DEPOSITARY SHARES

        The following is a description of the material terms and provisions of the Series A Preferred Stock and Depositary Shares. You should read our charter and bylaws in their entirety before you purchase any Depositary Shares.

Authorized Shares of LQ Properties

        The amended and restated certificate of incorporation of LQ Properties (which we refer to as the LQP Charter) authorizes LQ Properties to issue 532,000,000 shares of capital stock, consisting of: (i) 1,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share; (iii) 6,000,000 shares of preferred stock, par value $0.10 per share, 5,194,000 of which are undesignated preferred stock, 805,000 of which have been designated as 9% Series A cumulative redeemable preferred stock, or Series A Preferred Stock, and 1,000 of which have been designated as 9% Series B cumulative redeemable convertible preferred stock or Series B Preferred Stock; and (iv) 25,000,000 shares of excess stock, par value $0.10 per share. Our Board of Directors has authorized the elimination of the Series B Preferred Stock. Upon the elimination of the Series B Preferred Stock the number of shares of undesignated preferred stock will increase by 1,000 shares.

        The LQP Charter grants to LQ Properties' Board of Directors the power to classify and authorize the issuance of one or more classes or series of LQ Properties preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Properties' Board of Directors and as are not prohibited by the LQP Charter or applicable law.

        As of March 15, 2004, 178,131,040 shares of Class B common stock were issued and outstanding (all of which are paired with shares of LQ Corporation's common stock), 800,000 shares of LQ Properties Series A Preferred Stock were issued and outstanding, 100,000 shares of LQ Properties Class A common stock (all of which were held by LQ Corporation) were issued and outstanding and 0 shares of Series B Preferred Stock were issued and outstanding. No shares of excess stock were issued and outstanding. In addition, as of March 15, 2004, there were 8,000,000 Depositary Shares issued and outstanding, each representing an one-tenth interest in one share of Series A Preferred Stock. The Depositary Shares are traded on the New York Stock Exchange under the symbol "LQIPR."

Series A Preferred Stock and Depositary Shares

  General

        As used under this caption "Series A Preferred Stock and Depositary Shares" all references to "LQ Properties" mean La Quinta Properties, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

        The following summary of certain terms of the Series A Preferred Stock, the Depositary Shares, the Depositary Receipts (as defined below) and Deposit Agreement (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the LQP Charter, the by-laws of LQ Properties, the Certificate of Designation relating to the Series A Preferred Stock (which we refer to as the Certificate of Designation and which is part of the LQP Charter), the Deposit Agreement and the form of Depositary Receipt (which is annexed to the Deposit Agreement), all of which have been filed as exhibits to or incorporated by reference in the registration statement of which this prospectus is a part, and copies of which may be obtained as described under "Where You Can Find More Information."

        The Series A Preferred Stock has been issued exclusively by LQ Properties and constitutes an equity interest only in LQ Properties. The Series A Preferred Stock and Depositary Shares do not constitute an equity interest in, and will not otherwise be an obligation of, LQ Corporation. The Series A Preferred Stock and the Depositary Shares are not paired with any capital stock of LQ Corporation.

        Prospective investors should carefully review the information set forth below under "Limits on Ownership of Stock and Restrictions on Transfer" for important information concerning certain ownership limitations and restrictions on transfer that are applicable to the Series A Preferred Stock and the Depositary Shares.

        The shares of Series A Preferred Stock have been deposited with American Stock Transfer and Trust Company located at 59 Maiden Lane-Plaza Level, New York, NY 10038, as depositary (who we refer to as the Preferred Stock Depositary) under a Deposit Agreement, as amended (which we refer to as the Deposit Agreement) among LQ Properties, the Preferred Stock Depositary and the holders from time to time of depositary receipts (the "Depositary Receipts") issued by the Preferred Stock Depositary thereunder. The Depositary Receipts evidence the Depositary Shares. Subject to the terms of the Deposit Agreement and except as otherwise described under "Limits on Ownership of Stock and Restrictions on Transfer," each holder of a Depositary Receipt evidencing a Depositary Share will be entitled to all the rights and preferences of a one-tenth fractional interest in a share of Series A Preferred Stock (including dividend, voting, redemption and liquidation rights and preferences).

        The Depositary Shares trade on the New York Stock Exchange under the symbol "LQIPR." The Series A Preferred Stock will not be so listed, and LQ Properties does not expect that there will be any trading market for the Series A Preferred Stock except as represented by the Depositary Shares.

        Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office of the applicable Preferred Stock Depositary maintained for such purpose, subject to the terms of the Deposit Agreement. Depositary Receipts are issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any transfer or exchange of Depositary Receipts, but the holder of the Depositary Receipts may be required to pay any transfer tax or similar governmental charge payable in connection therewith.

        The transfer agent, registrar and paying agent for the Series A Preferred Stock will be the Preferred Stock Depositary. The Certificate of Designation provides that LQ Properties will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where Depositary Receipts and shares of Series A Preferred Stock may be surrendered for payment (including upon redemption, if any), registration of transfer or exchange.

  Ranking

        The Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LQ Properties:

  •
  senior to class A common stock and class B common stock of LQ Properties;

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  on a parity with all capital stock of LQ Properties the terms of which specifically provide that such capital stock ranks on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LQ Properties; and

  •
  junior to all capital stock of LQ Properties the terms of which specifically provide that such capital stock ranks senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LQ Properties.

        In that regard, the Board of Directors of LQ Properties may from time to time, without stockholder approval, authorize the issuance of one or more series of preferred stock or common stock of LQ Properties ranking on parity with the Series A Preferred Stock. In addition, with the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, LQ Properties may issue capital stock which ranks senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LQ Properties, and the rights of holders of Series A Preferred Stock to receive dividends and amounts due upon liquidation, dissolution or winding up of LQ Properties are subject to the preferential rights of any such senior capital stock; however, no such senior capital stock is currently outstanding.

  Dividends

        Subject to the preferential rights of holders of any other capital stock of LQ Properties ranking prior to the Series A Preferred Stock as to dividends, holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of LQ Properties, out of funds of LQ Properties legally available for the payment of dividends, cumulative cash dividends at the rate of 9% of the $250 per share liquidation preference per annum (equivalent to an annual rate of $2.25 per Depositary Share). With respect to each share of Series A Preferred Stock, dividends shall accrue and be cumulative from the first date on which such share of Series A Preferred Stock was originally issued and is be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") or, if such day is not a Business Day (as defined in the Certificate of Designation), the next succeeding Business Day. Dividends payable on the Series A Preferred Stock, including dividends payable for partial dividend periods, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock transfer books of LQ Properties at the close of business on the applicable record date, which is the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of LQ Properties that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a "Dividend Record Date").

        If any Dividend Payment Date or redemption date for the Series A Preferred Stock falls on a day which is not a Business Day, the payment which would otherwise be due on such Dividend Payment Date or redemption date, as the case may be, may be made on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date or redemption date, as the case may be, and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date or redemption date, as the case may be, to such next succeeding Business Day. Under those circumstances, distributions on the Depositary Shares will also be postponed to such next succeeding Business Day.

        LQ Properties is a party to certain instruments and agreements which could restrict or prevent the payment of dividends on the Series A Preferred Stock. In that regard, no dividends on any shares of Series A Preferred Stock will be declared by the Board of Directors of LQ Properties or paid or set apart for payment by LQ Properties at such time as any agreement of LQ Properties, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment is restricted or prohibited by applicable law.

        Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue regardless of whether or not LQ Properties has earnings, regardless of whether or not there are funds legally available for the payment of such dividends, and regardless of whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

        The Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the Series A Preferred Stock to the record holders of Depositary Receipts evidencing the Depositary Shares in proportion, insofar as possible, to the respective numbers of such Depositary Receipts owned by such holders on the relevant record date, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to record holders of Depositary Receipts evidencing the Depositary Shares, and no interest will accrue on any such amount not so distributed.

        In the event of a distribution other than in cash, the Preferred Stock Depositary will be required to distribute the property received by it to the record holders of Depositary Receipts evidencing the Depositary Shares entitled thereto in proportion, insofar as possible, to the respective numbers of such Depositary Receipts owned by such holders on the relevant record date, subject to certain obligations of holders to file proofs, certificates, and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of LQ Properties, sell such property and distribute the net proceeds from such sale to such holders.

        The amount distributed in any of the foregoing cases will be reduced by an amount required to be withheld by LQ Properties or the Preferred Stock Depositary on account of taxes.

        If for any taxable year LQ Properties elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes and series of LQ Properties' capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that is allocable to the holders of Series A Preferred Stock will be an amount equal to the total Capital Gains Amount multiplied by a fraction the numerator of which is the total dividends (within the meaning of the Internal Revenue Code) paid or made available to the holders of Series A Preferred Stock for that year and the denominator of which is the Total Dividends for that year. See "Federal Income Tax Considerations and Consequences of Your Investment" below.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of LQ Properties, then, before any distribution or payment is made to the holders of class A or class B common stock of LQ Properties or any other class or series of capital stock of LQ Properties ranking junior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of LQ Properties, but subject to the preferential rights of the holders of any capital stock of LQ Properties ranking prior to the Series A Preferred Stock with respect to such distribution of assets, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of LQ Properties legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by LQ Properties' Board of Directors in the amount of a liquidation preference of $250 per share (equivalent to $25 per Depositary Share), plus an amount equal to all accrued and unpaid dividends to the date of payment. After payment of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of LQ Properties.

  Redemption

        LQ Properties is entitled, pursuant to certain provisions in its by-laws, to call for purchase and purchase from the holders thereof shares of Series A Preferred Stock and Depositary Shares in order to preserve LQ Properties' status as a REIT for federal income tax purposes. Likewise, the LQP Charter provides that shares of Series A Preferred Stock may be converted into "excess stock "in order to preserve LQ Properties' status as a REIT for federal income tax purposes and that LQ Properties or a third party may purchase such excess stock. See "Limits on Ownership of Stock and Restrictions on Transfer" below.

        LQ Properties may also, at its option upon not less than 30 nor more than 60 days' prior written notice to the holders of the Series A Preferred Stock, redeem the Series A Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $250 per share (equivalent to $25 per Depositary Share) plus (except as provided below) accrued and unpaid dividends to the date fixed for redemption. Upon the redemption of any Series A Preferred Stock by LQ Properties, the Preferred Stock Depositary is required to redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Series A Preferred Stock so redeemed upon not less than 30 nor more than 60 days' prior written notice to the holders of the Depositary Receipts evidencing such Depositary Shares, provided that LQ Properties has paid in full to the Preferred Stock Depositary the redemption price of the Series A Preferred Stock to be redeemed plus accrued and unpaid dividends thereon, if any. The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of LQ Properties and not from any other source. For purposes of the preceding sentence, the term "capital stock" means any equity securities, shares, interests, participations or other ownership interests (however designated), depositary shares representing interests in any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Depositary Receipts evidencing Depositary Shares to be redeemed shall surrender such Depositary Receipts at the place or one of the places, as the case may be, designated in the notice of redemption and, upon such surrender, are entitled, in proportion to their respective fractional interests in the shares of Series A Preferred Stock being redeemed, to the redemption price and any accrued and unpaid dividends payable upon such redemption. If fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by lot or by any other equitable method determined by LQ Properties that will not give LQ Properties the right to purchase Depositary Shares, Depositary Receipts or shares of Series A Preferred Stock represented by Depositary Shares pursuant to the provisions of its by-laws allowing the purchase of its capital stock to preserve the status of LQ Properties as a REIT for federal income tax purposes and that will not result in the conversion of Series A Preferred Stock into excess stock. See "Limits on Ownership of Stock and Restrictions on Transfer" below. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for the Depositary Shares not so redeemed.

        If notice of redemption has been given and if funds necessary for such redemption have been set aside by LQ Properties in trust for the benefit of the holders of the shares of Series A Preferred Stock called for redemption, then from and after the date fixed for redemption dividends will cease to accrue on the shares of Series A Preferred Stock so called for redemption, such shares of Series A Preferred Stock and the Depositary Shares representing such shares of Series A Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares of Series A Preferred Stock and of the Depositary Receipts evidencing such Depositary Shares will terminate, except the right to receive the redemption price together with, if applicable, accrued and unpaid dividends thereon.

        Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by LQ Properties will be mailed by the Preferred Stock Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Depositary Receipts evidencing the Depositary Shares to be redeemed at their respective addresses as they appear on the records of the Preferred Stock Depositary. No failure to mail or defect in such mailed notice shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock or Depositary Shares except as to the holder to whom notice was defective or not given. Each notice shall state the redemption date, the redemption price, the number of shares of Series A Preferred Stock and the number of Depositary Shares to be redeemed, the place or places (which shall include the Borough of Manhattan, The City of New York) where the Depositary Receipts evidencing the Depositary Shares are to be surrendered for payment of the redemption price and that dividends on the shares of the Series A Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Depositary Shares evidenced by the Depositary Receipts held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Depositary Shares to be redeemed from such holder.

        The holders of record of Depositary Receipts at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts on the corresponding Dividend Payment Date notwithstanding the redemption of such Depositary Shares or the shares of Series A Preferred Stock represented by such Depositary Shares after such Dividend Record Date and on or prior to the corresponding Dividend Payment Date or LQ Properties' default in the payment of the dividend due on such Dividend Payment Date, in which case the redemption price for such Depositary Shares and the shares (including fractional shares) of Series A Preferred Stock represented thereby will not include such dividend (which shall instead be paid on the applicable Dividend Payment Date to the holders of record on such Dividend Record Date as aforesaid). Except as provided above, LQ Properties will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series A Preferred Stock or Depositary Shares called for redemption.

        The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. However, see "Limits on Ownership of Stock and Restrictions on Transfer" below.

  Voting Rights

        Holders of the Series A Preferred Stock do not have any voting rights, except that the holders of Series A Preferred Stock are entitled to vote for the election of two additional directors of LQ Properties whenever dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive).

        In any matter in which the Series A Preferred Stock is entitled to vote, including any action by written consent, each share of Series A Preferred Stock is entitled to ten votes, each of which ten votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Series A Preferred Stock, the holder thereof may designate up to ten proxies, with each such proxy having the right to vote a whole number of votes (totaling ten votes per share of Series A Preferred Stock). As a result, each Depositary Share will be entitled to one vote.

        Upon receipt of notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares. Each record holder of Depositary Receipts evidencing such Depositary Shares on the record date will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the shares of Series A Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will be required to vote the shares of Series A Preferred Stock represented by such Depositary Shares in accordance with such instructions, and LQ Properties will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will be required to abstain from voting the shares of Series A Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote or for the manner or effect of any such vote made, as long as any such action or inaction is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

  Conversion

        The Series A Preferred Stock is not exchangeable for or convertible into any other property or securities of LQ Properties, except as described in "Limits on Ownership of Stock and Restrictions on Transfer" below.

  Withdrawal of Series A Preferred Stock

        Upon surrender of Depositary Receipts at the designated office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders of such Depositary Receipts will be entitled to delivery at such office of the number of whole or fractional shares of the Series A Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of Series A Preferred Stock on the basis of the fractional interest in a share of Series A Preferred Stock represented by each Depositary Share. Shares of Series A Preferred Stock so withdrawn, however, may not be redeposited, subject to certain limited exceptions. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Series A Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. LQ Properties does not expect that there will be any public market for shares of Series A Preferred Stock that are withdrawn as described in this paragraph.

  Amendment and Termination of the Deposit Agreement

        The Depositary Receipts evidencing Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between LQ Properties and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Series A Preferred Stock will not be effective unless such amendment has been approved by the holders of Depositary Receipts evidencing at least two-thirds of the Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

        The Deposit Agreement may be terminated by LQ Properties upon not less than 30 days' prior written notice to the Preferred Stock Depositary if such termination is necessary to preserve LQ Properties' status as a REIT for federal income tax purposes or the holders of Depositary Receipts evidencing at least a majority of the outstanding Depositary Shares consent to such termination. Upon such termination, the Preferred Stock Depositary will be required to deliver or make available to each holder of the related Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, the number of whole or fractional shares of Series A Preferred Stock or, if applicable, excess stock that are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any cash or other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. If the Deposit Agreement is terminated to preserve LQ Properties' status as a REIT, then LQ Properties will use its best efforts to list the related Series A Preferred Stock on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if all outstanding Depositary Shares issued under the Deposit Agreement have been redeemed or there has been a final distribution in respect of the Series A Preferred Stock and, if applicable, excess stock in connection with any liquidation, dissolution or winding up of LQ Properties, and such distribution has been distributed to the holders of Depositary Receipts entitled thereto.

  Charges of Preferred Stock Depositary

        LQ Properties will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, LQ Properties will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement; however, holders of Depositary Receipts will pay the charges and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed that are not required under the applicable Deposit Agreement.

  Resignation and Removal of Preferred Stock Depositary

        The Preferred Stock Depositary will be permitted to resign at any time by delivering to LQ Properties notice of its election to do so, and LQ Properties will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of and acceptance thereof by a successor preferred stock depositary. A successor preferred stock depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10 million.

  Miscellaneous

        The Preferred Stock Depositary is required to forward to holders of Depositary Receipts certain reports and communications from LQ Properties that are received by the Preferred Stock Depositary with respect to the Series A Preferred Stock.

        Neither the Preferred Stock Depositary nor LQ Properties will be liable if it is prevented from or delayed in, by law or by circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of LQ Properties and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties in good faith and without negligence or willful misconduct, and LQ Properties and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares, the Series A Preferred Stock or, if applicable, excess stock unless satisfactory indemnity is furnished. LQ Properties and the Preferred Stock Depositary may rely on written advice of counsel or accountants, information provided by persons presenting shares of Series A Preferred Stock for deposit, holders of Depositary Receipts, or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the Preferred Stock Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and LQ Properties, on the other hand, the Preferred Stock Depositary will be entitled to act on such claims, requests or instructions received from LQ Properties.

  Limits on Ownership of Stock and Restrictions on Transfer

        For LQ Properties to qualify as a REIT under the Internal Revenue Code, it must meet certain requirements concerning the ownership of its outstanding shares of equity stock. Specifically, not more than 50% in value of LQ Properties' outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) (this ownership restriction is commonly referred to as the "5/50 Test"). Additionally, the shares of stock must be beneficially owned by 100 or more persons, during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, at least 75% of LQ Properties' gross income for each year must consist of qualified "rents from real property" and income from certain other real property investments. The Internal Revenue Code contains certain provisions that exclude rental income paid by a "related party" from the concept of qualified "rents from real property" for purposes of this gross income test. The Internal Revenue Code will treat LQ Corporation as a "related party" for purposes of this gross income test if LQ Properties owns, actually or constructively, 10% or more of the ownership interests in LQ Corporation within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code. LQ Properties will be deemed to constructively own 10% or more of the ownership interests in LQ Corporation if a person holding 10% or more of the value of LQ Properties' stock also holds 10% or more of the value of LQ Corporation's stock. Accordingly, both of LQ Properties and LQ Corporation must have various restrictions on the ownership of shares of their capital stock in order to ensure that the 5/50 Test is met, as well as to ensure that rents received by LQ Properties from LQ Corporation are not deemed to be rents from a related party. The 100,000 shares of LQ Properties Class A common stock currently held entirely by LQ Corporation is excluded from the ownership restrictions.

        To protect LQ Properties' against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, the LQP Charter, subject to certain exceptions, provides that no single person, may "Beneficially Own" or "Constructively Own" more than 9.9% of the aggregate number of outstanding shares of any class or series of capital stock. LQ Properties' Board of Directors may waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for U.S. federal income tax purposes. The Board of Directors has waived the ownership limit with respect to the selling stockholder's ownership (through the 1,000,000 Depository Shares offered hereby) of 100,000 shares of Series A Preferred Stock. This waiver is personal to the selling stockholder and is not transferable or assignable.

  Shares Owned in Excess of the Ownership Limit

        Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 9.9% ownership limits will be converted automatically into shares of "excess stock" and will be transferred, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization. However, for purposes of determining shares owned in excess of the ownership limit, the 100,000 shares of LQ Properties Class A common stock currently held by LQ Corporation is excluded.

        Upon the occurrence of such a conversion of shares of any class or series of LQ Properties stock into an equal number of shares of excess stock, such shares of LQ Properties stock are automatically retired and canceled, without any action required by the LQ Properties' Board of Directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of LQ Properties stock from which such excess stock was converted and may be reissued by LQ Properties as to that particular class or series of stock.

        Upon the conversion into excess shares of any shares of any class or series of LQ Corporation stock that are paired with a class or series of shares of LQ Properties stock, such shares of LQ Properties shall likewise be converted into an equal number of shares of excess stock and be paired with such converted shares of LQ Corporation.

        Each share of excess stock is entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the respective company's Board of Directors as shares of the class or series of stock from which such excess stock was converted. The trustee, to whom shares of excess stock are transferred, as record holder of the shares of excess stock, is entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the beneficiary. The "prohibited owner," with respect to such shares of excess stock, shall repay to the trust the amount of any dividends or distributions received by it that are attributable to any shares that have been converted into shares of excess stock and the record date of which was on or after the date that such shares were converted into shares of excess stock. The companies shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were converted into shares of excess stock; and, as soon as reasonably practicable following the companies' receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

  Right to Purchase Excess Stock

        In addition to the foregoing transfer restrictions, and as more fully explained in the LQP Charter, shares of excess stock are deemed to have been offered for sale to the company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares of excess stock or (2) the market price on the date the respective company, or its designee, accepts such offer. LQ Properties shall have the right to accept such offer for a period of 90 days.

  General

        The foregoing restrictions on transferability and ownership will not apply if LQ Properties' Board of Directors determines that it is no longer in our best interest for LQ Properties to continue to qualify as a REIT. Furthermore, the Board of Directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize LQ Properties' qualification as a REIT and the Board of Directors otherwise decides that such action is in its stockholders' best interest.

        Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request in order to determine LQ Properties' status as a REIT and to ensure compliance with the ownership limits.

        The ownership limits may have the effect of delaying, deferring or preventing a change of control of the companies.

Certain Anti-Takeover Provisions

        Under the Delaware General Corporation Law ("DGCL"), transactions such as mergers, consolidations, sales of all or substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.

        However, the ability of LQ Properties to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person became an interested stockholder unless:

  •
  before such person became an interested stockholder, the Board of Directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon the closing of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

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  following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        A "business combination" includes certain mergers, consolidations, asset sales, transfers and transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is, in general, a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. LQ Corporation owns 100% of the voting stock of LQ Properties. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the provision restricting business combinations with interested stockholders. LQ Properties has not adopted such an amendment.

        The LQP Charter contains provisions which restrict certain "business combinations" (as defined therein) with interested stockholders. An interested stockholder for the purposes of these provisions includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of LQ Properties. These provisions provide that business combinations with interested stockholders of a company may not be consummated without:

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  the affirmative vote of the holders of at least 80% of the combined voting power of all issued and outstanding shares entitled to vote in the election of directors of LQ Properties ("Voting Stock"); and

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  if less than 90% of the combined voting power of the Voting Stock approve the business combination, the affirmative vote of at least a majority of the combined voting power of Voting Stock held by persons who are not interested stockholders.

        These provisions do not apply to business combinations approved by a majority of the directors unaffiliated with the interested stockholder and elected prior to such an interested stockholder becoming an interested stockholder or if certain price and procedural requirements are met. A "business combination" includes:

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  a merger or consolidation with an interested stockholder;

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  the sale or disposition of assets to an interested stockholder having an aggregate fair market value of $5 million or more;

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  the issuance of securities to an interested stockholder having a fair market value of $5 million or more;

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  the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

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  any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested stockholder.

        The higher percentage of stockholder approval required for a business combination with interested stockholders, together with the provisions of the DGCL described above, could make it more difficult for a third party to gain control of LQ Properties, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over LQ Properties.

        Certain provisions of the DGCL and LQ Properties' amended and restated bylaws, which we refer to as the "LQP bylaws", could have a potential for similar anti-takeover effects. Those provisions include the following:

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  the LQP Charter and LQP bylaws provide for a classified Board of Directors, with each class standing for re-election once every three years;

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  Delaware law permits removal of directors of LQ Properties, other than upon expiration of their term, only for cause;

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  except as may be provided in a certificate of designations creating a class or series of preferred stock, the LQP bylaws do not permit stockholders to call a special meeting of stockholders;

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  the LQP Charter contains restrictions on the number of shares that may be owned by any stockholder and permits LQ Properties to enforce those restrictions by purchasing shares from stockholders or by refusing to transfer shares;

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  the LQP Charter permits the issuance, without stockholder approval, of one or more series of preferred stock with rights and preferences to be determined by the Board of Directors;

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  the LQP bylaws eliminate the right of stockholders to take action by written consent;

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  the LQP bylaws require that vacancies in the Board of Directors and newly created directorships be filled by the remaining directors (except as may otherwise be provided with respect to any series of preferred stock); and

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  the LQP bylaws require advance notice of stockholder proposals and director nominations.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the Depositary Shares offered hereby. All of those proceeds will be received by the selling stockholder. We are paying the fees and expenses associated with registering the sale of the Depositary Shares, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder.

MARKET FOR DEPOSITARY SHARES

        The Depositary Shares are traded on the New York Stock Exchange under the symbol "LQIPR."

        The following table sets forth the high and low sales prices for the Depositary Shares, as quoted on the New York Stock Exchange, for each quarter of each of our fiscal years ended December 31, 2002 and December 31, 2003.

Fiscal Year 2002	High	Low
First Quarter	$23.75	$21.50
Second Quarter	$25.00	$23.20
Third Quarter	$24.10	$21.00
Fourth Quarter	$23.44	$20.95
Fiscal Year 2003
First Quarter	$23.70	$20.00
Second Quarter	$24.80	$21.10
Third Quarter	$25.22	$24.25
Fourth Quarter	$25.62	$24.95

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

        The following is a general summary of the material U.S. federal income tax considerations and consequences that may be relevant to a prospective purchaser of the securities offered hereby. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective stockholder in light of his/her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, and the rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

        We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.

Taxation of LQ Properties as a REIT

        LQ Properties believes that it has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal

Revenue Code. However, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify.

        It must be emphasized that such qualification and taxation as a REIT depend upon LQ Properties' ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership and various other qualification tests imposed under the REIT provisions of the Internal Revenue Code, as discussed below. We cannot assure you that the actual results of LQ Properties' operations for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time.

        If LQ Properties has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

        LQ Properties, even if it qualifies for taxation as a REIT, will be subject to federal income or excise tax as follows:

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  First, LQ Properties will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

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  Second, LQ Properties may be subject to the alternative minimum tax.

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  Third, if LQ Properties has net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, LQ Properties will be subject to tax at the highest corporate rate on such income. Foreclosure property is, in general, any real property and any personal property incident to such real property acquired through foreclosure or deed in lieu of foreclosure.

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  Fourth, if LQ Properties has net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business.

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  Fifth, if LQ Properties should fail to satisfy either the 75% or 95% gross income test but has nonetheless maintained its qualification as a REIT because other requirements have been met, LQ Properties will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 90% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect LQ Properties' profitability.

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  Sixth, if LQ Properties fails to distribute during each year at least the sum of (a) 85% of its ordinary income for such year, (b) 95% of its capital gain net income for such year and (c) any undistributed taxable income from prior periods, LQ Properties will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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  Seventh, LQ Properties may be subject to tax upon the disposition of certain assets acquired from a C corporation in a carryover-basis transaction, as discussed in "Built-In Gain Tax" immediately below.

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  Eighth, LQ Properties may be subject to a 100% tax on some items of income and expense that are directly or constructively paid between LQ Properties and a taxable REIT subsidiary of LQ Properties if and to the extent the Internal Revenue Service, or IRS, successfully adjusts the reported amounts of these items.

        Built-In Gain Tax.    If LQ Properties acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in LQ Properties' hands is determined by reference to the basis of the asset in the hands of the C corporation, and LQ Properties subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then LQ Properties will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which LQ Properties acquired the asset (i.e., the net built-in gain). A C corporation is generally defined as a corporation required to pay full corporate-level tax.

        LQ Properties acquired assets subject to this entity-level tax as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. Direct or indirect sales of such assets by LQ Properties during the applicable recognition period are likely to result in a U.S. federal income tax liability to LQ Properties to the extent, in general, of the lesser of the net built-in gain inherent in the assets sold and the gain recognized.

        Potential Reallocation of Income.    LQ Corporation, LQ Properties and certain of the entities in which they own a direct or indirect interest are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Internal Revenue Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. It is the policy of LQ Corporation and LQ Properties to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as they believe would have been if they were unrelated parties. As a result, LQ Corporation and LQ Properties believe that (i) all material transactions between them and among them and the entities in which they own a direct or indirect interest have been and will be negotiated and structured with the intention of achieving an arm's-length result, and (ii) the potential application of Section 482 of the Internal Revenue Code should not have a material effect on LQ Corporation or LQ Properties.

Requirements for Qualification as a REIT

        Organizational Requirements.    The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

        (1)   is managed by one or more trustees or directors;

        (2)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

        (3)   would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code;

        (4)   is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

        (5)   the beneficial ownership of which is held by 100 or more persons; and

        (6)   during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

        In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.

        The LQP Charter currently includes restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist LQ Properties in continuing to satisfy conditions (5) and (6). We cannot assure you, however, that the restrictions in the LQP Charter will, as a matter of law, preclude it from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause LQ Properties to fail these conditions.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. LQ Properties has a calendar year taxable year.

        Effect of Subsidiary Entities.    If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for U.S. federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. When we use the term "qualified REIT subsidiary," we mean a corporation, other than a taxable REIT subsidiary, in which all of its stock is held by the REIT, or by other disregarded subsidiaries, or by a combination of the two.

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. A REIT's proportionate share of the assets of the partnership will be determined based on the REIT's capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests described below. Thus, LQ Properties' proportionate share of the assets, liabilities and items of income of any entity taxable as a partnership for U.S. federal income tax purposes in which it holds an interest will be treated as assets and liabilities of LQ Properties and items of income of LQ Properties for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which LQ Properties owns an interest include such entity's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

        Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary of LQ Properties is a corporation other than a REIT in which LQ Properties directly or indirectly holds stock and that has made a joint election with LQ Properties to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of LQ Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax where applicable, as a regular C corporation.

Income Tests

        Generally.    To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

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  First, at least 75% of LQ Properties' gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and interest income derived from mortgage loans secured by real property, and from certain types of temporary investments of new capital.

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  Second, at least 95% of LQ Properties' gross income for each taxable year must be derived from investments meeting the 75% test above and from dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. For purposes of this test, gross income excludes gross income from prohibited transactions.

        For purposes of satisfying the gross income tests described above, "rents from real property" generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as "rents from real property" is subject to the conditions described immediately below.

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  Rents received generally must not be based in whole or in part on the income or profits derived from any person. "Rents from real property" may, however, include rent based on a fixed percentage of receipts or sales.

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  Rents received must not be from a related party tenant. A tenant is a related party tenant if the REIT, directly or indirectly, actually or constructively owns 10% or more of such tenant. LQ Properties may, however, lease property to a taxable REIT subsidiary of LQ Properties, and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of LQ Properties' ownership interest in the subsidiary. LQ Properties can avail itself of this exception to the related-party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is on similar terms to the rent paid by third parties.

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  Rents attributable to personal property that is leased in connection with a lease of real property must not be greater than 15% of total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as "rents from real property."

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  The REIT generally must not operate or manage the property or furnish or render services to tenants. However, the REIT may:

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  provide services that are usually or customarily rendered in connection with the rental of a room or other space for occupancy only and are not otherwise considered rendered to the occupant;

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  provide or furnish non-customary services through an independent contractor if the independent contractor is adequately compensated and the REIT derives no income from the independent contractor;

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      provide non-customary services with respect to its properties if the income from the provision of such services with respect to any particular property does not exceed 1% of all amounts received by the REIT from such property; and

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      provide or furnish non-customary services through a taxable REIT subsidiary.

        LQ Properties generally does not intend to receive rent which fails to qualify as "rents from real property." Notwithstanding the foregoing, LQ Properties may have taken and may continue to take actions which fail to satisfy one or more of the requirements for rent to qualify as "rents from real property" to the extent that it determines, based on the advice of tax counsel, that those actions will not jeopardize its status as a REIT.

        Intercompany Lease.    LQ Properties derives a substantial portion of its income from the leasing of its hotel properties. LQ Properties currently leases for a fixed period substantially all of its fee and leasehold interests in its hotels and associated property to a wholly owned subsidiary of LQ Corporation, LQC Leasing, LLC. Effective January 1, 2004, the leases were modified to provide for, among other things, a percentage rent payment in an amount equal to 36% of the gross room revenues provided from the hotel properties and initial terms of four, five or six years.

        In order for the rents paid under the intercompany leases to constitute "rents from real property," such leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the intercompany leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. We believe that the intercompany leases constitute and will continue to constitute true leases, although we cannot assure you that the IRS would not challenge the characterization of such leases or that the IRS would not prevail in such a challenge. If any significant lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, LQ Properties would not be able to satisfy either the 75% or 95% gross income tests.

        The percentage rent under the intercompany leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the intercompany leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the intercompany leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        The companies believe that the intercompany leases conform with normal business practice and the percentage rent will be treated as "rents from real property." LQ Properties does not intend, with respect to hotel properties that it may directly or indirectly acquire in the future, to charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

        LQ Properties may not own, directly or constructively, 10% or more of LQ Corporation. If LQ Properties were to own, directly or constructively, 10% or more of any tenant, including LQ Corporation, the tenant would be a related party tenant and the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of LQ Properties as a REIT, the LQP Charter and the amended and restated certificate of incorporation of LQ Corporation contain restrictions on the amount of shares of either corporation that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 9.9% or more of the outstanding paired common stock will be ineffective. Notwithstanding such restrictions, because the Internal Revenue Code's constructive ownership rules for purposes of the 10%

ownership limit are broad and it is not possible for us to continually monitor direct and constructive ownership of paired common stock, it is possible for a person to own sufficient paired common stock to cause the termination of LQ Properties' REIT status. LQ Properties currently leases substantially all of its fee and leasehold interests in its hotels and associated property to LQC Leasing, LLC.

        We believe that the rent payable under the intercompany leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would cause a portion of the rent received to fail to qualify as "rents from real property." If such failure were in sufficient amounts, LQ Properties would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

        Overall Compliance with the Gross Income Tests.    LQ Properties believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

        If LQ Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under the Internal Revenue Code. Generally, LQ Properties may avail itself of the relief provisions if:

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  failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  a schedule of the sources of LQ Properties' income is attached to its U.S. federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances LQ Properties would be entitled to the benefit of these relief provisions. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, LQ Properties will not qualify as a REIT. Even if these relief provisions apply, and LQ Properties retains its status as a REIT, a tax could be imposed with respect to its non-qualifying income. LQ Properties may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

Asset Tests

        At the close of each quarter of its taxable year, LQ Properties also must satisfy four tests relating to the nature and diversification of its assets:

  •
  First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date LQ Properties receives these proceeds;

  •
  Second, not more than 25% of LQ Properties' total assets may be represented by securities, other than those securities included in the 75% asset test;

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  Third, of the investments included in the 25% asset class, the value of any one issuer's securities, other than securities of a taxable REIT subsidiary, may not exceed 5% of the value of LQ Properties' total assets and LQ Properties may not own more than 10% by vote or value of any one issuer's outstanding securities; and

  •
  Fourth, the value of the securities LQ Properties owns in any taxable REIT subsidiaries may not exceed 20% of the value of LQ Properties' total assets.

        After initially meeting the asset tests at the close of any quarter, LQ Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If LQ Properties fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in interests in any partnership or limited liability company in which LQ Properties owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. LQ Properties believes it has maintained, and intends to continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests. In addition, LQ Properties intends to take other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If LQ Properties fails to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements

        To maintain its qualification as a REIT, LQ Properties is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

  •
  90% of its "REIT taxable income;" and

  •
  90% of its after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of its noncash income items over 5% of "REIT taxable income" as described below.

        LQ Properties' "REIT taxable income" is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income includes income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        LQ Properties must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before LQ Properties timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to LQ Properties' stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that LQ Properties does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, LQ Properties will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. LQ Properties believes it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

        LQ Properties expects that its "REIT taxable income" will be less than its cash flow because of depreciation and other non-cash charges included in computing its "REIT taxable income." Accordingly, LQ Properties anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy its distribution requirements. LQ Properties may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, LQ

Properties may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        LQ Properties may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which LQ Properties may include in its deduction for dividends paid for the earlier year. Thus, LQ Properties may be able to avoid being taxed on amounts distributed as deficiency dividends. However, LQ Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        In addition, LQ Properties will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which its actual distributions during a calendar year are less than the sum of 85% of its ordinary income for the year, 95% of its capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to LQ Properties' stockholders by the end of January immediately following that year, will be treated for all U.S. federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If LQ Properties fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, LQ Properties will be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible and LQ Properties will not be required to distribute any amounts to its stockholders. In addition, if LQ Properties fails to qualify as a REIT, all distributions to stockholders, to the extent of LQ Properties' current and accumulated earnings and profits, will be eligible to qualify as "qualified dividend income" taxed, in the case of non-corporate U.S. taxpayers through 2008, at capital gain rates and, subject to certain limitations in the Internal Revenue Code, may be eligible for the dividends received deduction available to corporations. Unless entitled to relief under specific statutory provisions, LQ Properties will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification. It is not possible to state whether in all circumstances LQ Properties would be entitled to this statutory relief.

Federal Income Taxation of Holders of Depositary Shares

        Federal Income Taxation of Taxable U.S. Stockholders.    As used below, the term "U.S. stockholder" means a holder of Depositary Shares who is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States, or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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  an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. stockholders.

        Legislation Affecting Taxation of Capital Gain and Qualified Dividends.    On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% for sales occurring through December 31, 2008. The Jobs and Growth Act also taxes "qualified dividend income" of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends from 35% to 15%, for tax years from 2003 through 2008. "Qualified dividend income" generally includes dividends received from regular domestic corporations and from certain "qualified foreign corporations," provided that certain required stock holding periods are met.

        Under the Jobs and Growth Tax Act, REIT dividends, other than capital gain dividends, generally are not qualified dividend income and continue to be taxed at ordinary income rates. Dividends received by an individual from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (1) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income in the preceding year, and (2) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year. Distributions of ordinary income made by LQ Properties do not constitute qualified dividend income, subject to the exceptions identified in the two immediately preceding sentences.

        Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

        Distributions Generally.    Distributions to U.S. stockholders out of LQ Properties' current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income, and will not be eligible for the dividends received deduction generally available for corporations. However, dividends, other than capital gain dividends, that are (1) attributable to income on which LQ Properties was subject to tax in the previous taxable year at the corporate level, either because LQ Properties did not distribute such income or such income consists of gains from certain assets acquired from C corporations, or (2) attributable to dividends received by LQ Properties from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by LQ Properties, to individual U.S. stockholders as net capital gain at the current maximum rate of 15%, assuming the required stock holding periods have been met. In determining the extent to which a distribution in respect of the Depositary Shares constitutes a dividend for tax purposes, the earnings and profits of the LQ Properties will be allocated first to distributions in respect of the Series A Preferred Stock before being allocated to distributions in respect of LQ Properties' common stock.

        To the extent that LQ Properties makes distributions in respect of the Depositary Shares in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her Depositary Shares will be taxable as capital gain, provided that the shares are held as capital assets. This gain will be taxable as long-term capital gain if the Depositary Shares have been held for more than one year. Dividends LQ Properties declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by LQ Properties and received by the stockholder on December 31 of that year, provided LQ Properties actually pays the dividend on or before January 31 of the following calendar year. Holders of Depositary Shares may not include in their own income tax returns any of LQ Properties' net operating losses or capital losses.

        The IRS will deem LQ Properties to have sufficient earnings and profits to treat as a dividend any distribution by it up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations and Consequences of Your Investment-Annual Distribution Requirements" above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of LQ Properties' earnings and profits. As a result, stockholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

        Capital Gain Distributions.    Distributions that LQ Properties properly designates as capital gain dividends will be taxable to U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed LQ Properties' actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which LQ Properties may make, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. In the event that the LQ Properties designates any portion of a dividend as a capital gain dividend, taxable as a 15% gain distribution or a Section 1250 gain distribution taxed at a 25% rate (each a "specific capital gain dividend"), a U.S. stockholder's proportionate share of such specific capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such holder for the year as the aggregate amount designated as a specific capital gain dividend bears to the aggregate amount of all dividends paid on all classes and series of capital stock of LQ Properties for the year.

        Passive Activity Losses and Investment Interest Limitations.    Distributions LQ Properties makes and gains arising from the sale or exchange by a U.S. stockholder of Depositary Shares will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions by LQ Properties, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Depositary Shares and capital gains dividends, however, may not be treated as investment income depending upon your particular situation.

        Retention of Net Long-Term Capital Gains.    LQ Properties may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If LQ Properties makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent LQ Properties designates, a U.S. stockholder generally would:

  •
  include its proportionate share of LQ Properties' undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of LQ Properties taxable year falls;

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  be deemed to have paid the capital gains tax imposed on LQ Properties on the designated amounts included in the U.S. stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it; and

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  increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it.

        Redemption of Depositary Shares.    The treatment accorded to any redemption by LQ Properties (as distinguished from a sale, exchange or other disposition) of the Depositary Shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of the Depositary Shares will recognize capital gain measured by the excess of the amount received by the holder of the Depositary Shares (provided the Depositary Shares are held as a capital asset) over the holder's adjusted basis in the redeemed Depositary Shares if such redemption (i) results in a "complete termination" of the holder's interest in all classes of stock of LQ Properties under Section 302(b)(3) of the Internal Revenue Code, (ii) is "substantially disproportionate" with respect to the U.S. stockholder under Section 302(b)(2) of the Internal Revenue Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder of the Depositary Shares under Section 302(b)(1) of the Internal Revenue Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder of the Depositary Shares, but also such holder's ownership of LQ Properties' common stock, other series of LQ Properties' preferred stock, and any options (including stock purchase rights) to acquire any of the foregoing. The holder of the Depositary Shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code.

        If the redemption does not meet any of the tests under Section 302(b) of the Internal Revenue Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares, the treatment of which is described under "Federal Income Tax Considerations and Consequences of Your Investment—Federal Income Taxation of Holders of Depositary Shares—Distributions Generally." The holder's adjusted basis in the redeemed Depositary Shares will be transferred to the holder's remaining shares of LQ Properties' stock. If the holder of the Depositary Shares owns no other shares in LQ Properties, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. Under proposed rules that will not be effective until promulgated in final Treasury Regulations, such unrecovered basis would not be transferred to any other shares, but instead generally would give rise to a capital loss, either at the time of the redemption or at a later time, depending on the holder's personal circumstances. The loss would be short-term or long-term depending on the U.S. stockholder's holding period for the redeemed Depositary Shares at the time of the redemption, even if the loss could not be taken under the proposed rules until a later time.

        Dispositions of Depositary Shares.    If you are a U.S. stockholder and you sell or dispose of your Depositary Shares, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the Depositary Shares sold for tax purposes. This gain or loss will be capital if you have held the Shares as a capital asset. This gain or loss will generally be long-term capital gain or loss if you have held the Depositary Shares for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a current maximum tax rate of 15%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of the Depositary Shares that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Federal Taxation of Tax-Exempt Holders of Depositary Shares

        Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Accordingly, distributions by LQ Properties with respect to the Depositary Shares will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "tax-exempt stockholder") provided the tax-exempt stockholder has not held its Depositary Shares as "debt financed property" within the meaning Section 514 of the Internal Revenue Code and the Depositary Shares are not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Similarly, income from the sale of Depositary Shares will not, subject to certain exceptions described below, constitute UBTI unless the tax-exempt stockholder has held such shares as a dealer (under Section 512(b)(5)(B) of the Internal Revenue Code) or as "debt-financed property."

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the REIT will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the REIT. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" will (subject to a de minimis exception and assuming the REIT incurs income that would be UBTI if the REIT were a tax-exempt entity) be treated as UBTI as to any tax-exempt stockholder that (i) is described in Section 401(a) of the Internal Revenue Code, (ii) is tax-exempt under Section 501(a) of the Internal Revenue Code, and (iii) holds more than 10% (by value) of the interests in the REIT. LQ Properties does not expect to be a "pension-held REIT" within the meaning of the Internal Revenue Code.

Information Reporting Requirements and Backup Withholding

        We report to our domestic holders of securities and the IRS the amount of dividends and interest paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder of Depositary Shares may be subject to backup withholding at a maximum rate of up to 28% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A holder of Depositary Shares who does not provide La Quinta with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, LQ Properties may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status.

Special Tax Considerations of Non-United States Stockholders and Potential Tax Consequences of Their Investment in the Depositary Shares

        The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and we have not attempted to provide more than a summary of those rules in this prospectus. If you are a prospective non-U.S. stockholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the Depositary Shares, including any reporting requirements.

        Distributions Not Attributable to Gain From the Sale or Exchange of a U.S. Real Property Interest.    Distributions in respect of Depositary Shares to non-U.S. stockholders that are not attributable to gain from sales or exchanges by LQ Properties of United States real property interests and are not designated by LQ Properties as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of LQ Properties' current or accumulated earnings and profits.

Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Depositary Shares is treated as effectively connected with the non-U.S. stockholder's conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. In the case of a non-U.S. stockholder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of LQ Properties' current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Depositary Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's Depositary Shares, such distributions will give rise to tax liability if the non-U.S. stockholder otherwise would be subject to tax on any gain from the sale or disposition of its Depositary Shares.

        Distributions Attributable to Gain From the Sale or Exchange of a U.S. Real Property Interest.    For any year in which LQ Properties qualifies as a REIT, distributions in respect of the Depositary Shares that are attributable to gain from sales or exchanges by LQ Properties of United States real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or Real Property Tax Act. Under the Real Property Tax Act, distributions attributable to gain from sales of United States real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a United States business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder not entitled to treaty relief or exemption.

        Withholding Obligations From Distributions to Foreign Stockholders.    Although tax treaties may reduce LQ Properties' withholding obligations, LQ Properties generally will be required to withhold from distributions in respect of Depositary Shares to non-U.S. stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if LQ Properties designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. If the amount of tax withheld by LQ Properties with respect to a distribution to a non-U.S. stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the non-U.S. stockholder may file for a refund of such excess from the IRS.

        Sales of Depositary Shares by a Non-U.S. Stockholder.    Gain recognized by a non-U.S. stockholder upon a sale of its Depositary Shares generally will not be taxed under the Real Property Tax Act if LQ Properties is a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. It is currently anticipated that LQ Properties will be a domestically controlled REIT, and, therefore, sales of Depositary Shares will not be subject to taxation under the Real Property Tax Act. However, because LQ Properties' Depositary Shares are traded publicly, LQ Properties may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Real Property Tax Act will be taxable to a non-U.S. stockholder if (a) investment in the Depositary Shares is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Depositary Shares were to be subject to taxation under the Real Property Tax Act, the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain. The non-U.S. stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, a purchaser of Depositary Shares in a transaction subject to taxation under the Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by the non-U.S. stockholder. Any amount withheld would be creditable against the non-U.S. stockholder's Real Property Tax Act tax liability. See "—Withholding Obligations From Distributions to Foreign Stockholders" of this section for a discussion of the withholding regulations.

Other Tax Consequences

        LQ Properties and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they transact business or reside. The state, local or foreign tax treatment of LQ Properties and the holders of Depositary Shares may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state, local and foreign tax laws on the purchase, ownership and sale of Depositary Shares of LQ Properties.

THE SELLING STOCKHOLDER

        The following table sets forth the number of Depositary Shares beneficially owned by the selling stockholder as of March 29, 2004, the number of Depositary Shares covered by this prospectus and the total number of Depositary Shares that the selling stockholder will beneficially own upon completion of this offering. The Depositary Shares offered by this prospectus will be offered from time to time by the selling stockholder named below. The amounts set forth below are based upon information provided to us by the selling stockholder, or on our records, as of March 29, 2004 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional Depositary Shares from time to time after the date of this prospectus.

SELLING STOCKHOLDER	DEPOSITARY SHARES BENEFICIALLY OWNED AS OF MARCH 29, 2004	DEPOSITARY SHARES OFFERED HEREBY	DEPOSITARY SHARES TO BE BENEFICIALLY OWNED AFTER OFFERING(1)	PERCENTAGE OF DEPOSITARY SHARES TO BE OWNED AFTER OFFERING
Debra L. Herman	1,000,000	1,000,000	0	0

(1)
Assumes that all Depositary Shares offered by this prospectus will be sold by the selling stockholder.

PLAN OF DISTRIBUTION

        This prospectus relates to the possible offer and sale from time to time of up to an aggregate of 1,000,000 Depositary Shares by the selling stockholder, or any of her pledgees, donees, transferees or other successors in interest. The registration of the sale of the Depositary Shares does not necessarily mean that any of the Depositary Shares will be offered or sold by the selling stockholder.

        The selling stockholder may resell or redistribute the Depositary Shares from time to time on any stock exchange or automated interdealer quotation system on which the Depositary Shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of the selling stockholder (including but not limited to persons who receive securities from the selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling stockholder" in this prospectus. The selling stockholder may sell the Depositary Shares by one or more of the following methods, without limitation:

  •
  block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the Depositary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

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  an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the Depositary Shares are listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  an offering at other than a fixed price on or through the facilities of any stock exchange on which the Depositary Shares are listed or to or through a market maker other than on that stock exchange;

  •
  privately negotiated transactions, directly or through agents;

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  agreements between a broker or dealer and the selling stockholder to sell a specified number of the Depositary Shares at a stipulated price per share; and

  •
  any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

        The selling stockholder may also transfer the Depositary Shares by gift. We do not know of any current arrangements by the selling stockholder for the sale or distribution of any of the Depositary Shares.

        The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Depositary Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the Depositary Shares at a stipulated price per security. If the broker-dealer is unable to sell Depositary Shares acting as agent for the selling stockholder, it may purchase as principal any unsold Depositary Shares at the stipulated price. Broker-dealers who acquire Depositary Shares as principals may thereafter resell the Depositary Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Depositary Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the Depositary Shares in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, regardless of whether the Depositary Shares are covered by this prospectus.

        From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the Depositary Shares owned by her. The pledgees, secured parties or persons to whom the Depositary Shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be the selling stockholder. The number of the selling stockholder's Depositary Shares offered under this prospectus will decrease as and when she takes such actions. The plan of distribution for the selling stockholder's Depositary Shares will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell the Depositary Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Depositary Shares offered under this prospectus may be used to cover short sales.

        The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the Depositary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Depositary Shares sold by them may be deemed to be underwriting discounts and commissions.

        The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Depositary Shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the Depositary Shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the Depositary Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those Depositary Shares. The selling stockholder may also loan or pledge the Depositary Shares offered hereby to a broker-dealer and the broker-dealer may sell the Depositary Shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged Depositary Shares offered hereby.

        The selling stockholder and other persons participating in the sale or distribution of the Depositary Shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Depositary Shares by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Depositary Shares in the market and to the activities of the selling stockholder and her affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Depositary Shares to engage in market-making activities with respect to the particular Depositary Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Depositary Shares and the ability of any person or entity to engage in market-making activities with respect to the Depositary Shares.

        We have agreed to indemnify the selling stockholder against specified liabilities, including liabilities arising out of or based upon a violation of the federal securities laws and/or an untrue statement of a material fact or an omission to state a material fact in the registration statement or this prospectus.

        We have agreed to pay all expenses in connection with this offering, with the exception of underwriting or brokerage commissions and fees, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder.

        We will not receive any proceeds from sales of any Depositary Shares by the selling stockholder.

        We cannot assure you that the selling stockholder will sell all or any portion of the Depositary Shares offered hereby.

        We will supply the selling stockholder and any stock exchange upon which the Depositary Shares are listed with reasonable quantities of copies of this prospectus.

LEGAL MATTERS

        Certain legal matters, including the validity of the Depositary Shares offered through this prospectus and the qualification of LQ Properties as a "real estate investment trust" under the Internal Revenue Code will be passed upon for us by Goodwin Procter llp, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries at December 31, 2003, and for the year then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2002, and for each of the two years in the period ended December 31, 2002, by PricewaterhouseCoopers LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein (or incorporated by reference), and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        You should only rely on the information contained in this prospectus, any prospectus supplement or any document incorporated by reference. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

1,000,000

Depositary Shares of

LA QUINTA PROPERTIES, INC.

PROSPECTUS

                        , 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the Depositary Shares being registered hereby will be borne by us and are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration fee	$3,230.85
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$50,000.00
Printing fees and expenses	$4,000.00
Miscellaneous	$2,769.15

Total	$85,000.00

Item 15. Indemnification of Directors and Officers.

        Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

        Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article Twelfth of the LQP Charter provides that a director of ours shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL as it exists or may hereafter be amended.

        Article VIII of the LQ Properties bylaws provides in effect that, subject to certain limited exceptions, we shall indemnify our directors and officers to the extent authorized or permitted by the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, we have entered into contracts with certain of our directors and officers providing for indemnification of such persons by us to the full extent authorized or permitted by law, subject to certain limited exceptions. We also maintain a directors' and officers' liability insurance policy.

Item 16. Exhibits.

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.2 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2	By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.5 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.3	Amendment, dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.4	Deposit Agreement dated as of June 17, 1998, among La Quinta Properties, Inc., (f/k/a Meditrust Corporation), State Street Bank and Trust Company, as Depositary, and all holders of receipts from time to time (Incorporated by reference to Exhibit 4.3 to the joint current report on form 8-K of Meditrust Corporation and Meditrust Operating Company event date June 16, 1998, filed on June 16, 1998, Nos. 001-08131 and 001-08132).
3.5	Amendment No. 1 to Deposit Agreement, dated as of December 24, 2003, by and between La Quinta Properties, Inc. and American Stock Transfer & Trust Company, as successor to State Street Bank and Trust Company, as Depositary (Incorporated by reference to Exhibit 4.18 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*12.1	Calculation of Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
*23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
*23.2	Consent of Ernst & Young LLP, Independent Accountants.
23.3	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).

*Filed herewith

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LA QUINTA PROPERTIES, INC. SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this joint registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 29th day of March, 2004.

LA QUINTA PROPERTIES, INC.
By:	/s/ Francis W. Cash Francis W. Cash President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ David L. Rea David L. Rea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Francis W. Cash and David L. Rea, and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and/or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Francis W. Cash Francis W. Cash	President, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2004
/s/ David L. Rea David L. Rea	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2004
/s/ Clive D. Bode Clive D. Bode	Chairman of the Board of Directors	March 29, 2004
/s/ William C. Baker William C. Baker	Director	March 29, 2004

/s/ William G. Byrnes William G. Byrnes	Director	March 29, 2004
/s/ James P. Conn James P. Conn	Director	March 29, 2004
/s/ John C. Cushman, III John C. Cushman, III	Director	March 29, 2004

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.2 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2	By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.5 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.3	Amendment, dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.4	Deposit Agreement dated as of June 17, 1998, among La Quinta Properties, Inc., (f/k/a Meditrust Corporation), State Street Bank and Trust Company, as Depositary, and all holders of receipts from time to time (Incorporated by reference to Exhibit 4.3 to the joint current report on form 8-K of Meditrust Corporation and Meditrust Operating Company event date June 16, 1998, filed on June 16, 1998, Nos. 001-08131 and 001-08132).
3.5	Amendment No. 1 to Deposit Agreement, dated as of December 24, 2003, by and between La Quinta Properties, Inc. and American Stock Transfer & Trust Company, as successor to State Street Bank and Trust Company, as Depositary (Incorporated by reference to Exhibit 4.18 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*12.1	Calculation of Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
*23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
*23.2	Consent of Ernst & Young LLP, Independent Accountants.
23.3	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).

*Filed herewith